Exhibit 23.2
INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference of our report to the Board of Directors and Stockholders of Speedemissions, Inc. dated June 22, 2005 and June 30, 2005 accompanying the financial statements of Mr. Sticker, Inc. as of March 31, 2005 and 2004 included in the Form 8-K to be filed on or about September 12, 2005.

/s/ Tauber & Balser, P.C.
Tauber & Balser, P.C.
Atlanta, Georgia
September 12, 2005